Exhibit 99.1(a)

CNF INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

                                             Nine Months Ended
                                                September 30,
                                            2002            2001
                                         ----------      ----------
Fixed Charges:
        Interest Expense                   $17,336         $21,635
        Capitalized Interest                   398             697
        Amortization of Debt Expense           990             772
        Dividend Requirement on Series B
                Preferred Stock [1]          7,772           7,970
        Interest Component of
                Rental Expense [2]          25,395          37,197
                                         ----------      ----------
                                           $51,891         $68,271
                                         ----------      ----------

Earnings (Loss):
        Income (Loss) from Continuing
                Operations before Taxes   $102,949       $(346,947)
        Fixed Charges                       51,891          68,271
                Capitalized Interest          (398)           (697)
                Preferred Dividend
                   Requirements [3]         (7,772)         (7,970)
                                         ----------     -----------
                                          $146,670       $(287,343)
                                         ----------     -----------

Ratio of Earnings (Loss) to Fixed Charges:     2.8x          (4.2)x
                                         ==========     ===========

Deficiency in the coverage of Fixed
        Charges by Earnings (Loss)
        before Fixed Charges              $     -        $(355,614)
                                         ==========     ===========


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2]  Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not included in the determination of Income (Loss) from Continuing Operations before Taxes.